CODE OF ETHICS

September 1, 2016

Wavelength Capital Management

250 West 57th Street, Suite 2032
New York, NY 10107
917.512.2463

Table of Contents

1.		General Provisions	3
2.	2.1.	Covered Persons	3
		Supervised Persons	3
	2.2.	Access Persons	4
	2.3.	Family Members	4
3.	3.1.	Business Conduct Standards	4
		Compliance with Laws and Regulations	4
	3.2.	Confidentiality of Client Information	4
	3.3.	Conflicts of Interest	5
	3.4.	Rumor Policy	6
	3.5.	Outside Business Interests – Change in Employment	6
	3.6.	Gifts and Entertainment	6
	3.7.	Political Contributions (“Pay to Play”)	7
	3.8.	Reporting of Violations	8
	3.9	Whistleblower Policy	8
4.		Insider Trading	9
5.		Personal Securities Transactions	10
	5.1	Pre-clearance	10
	5.2	Proprietary Mutual Funds	10
	5.3	Additional Pre-clearance Exception	11
	5.4	Restrictions on Purchases and Sales: Black-out Periods	11
	5.5	Short Term Trading	11
6.	6.1.	Reporting Requirements	11
		Scope	11
	6.2.	Reportable Securities	12
	6.3.	Reporting Exceptions	12
	6.4.	Initial and Annual Certifications	13
	6.5.	Initial/ Annual Holdings and Quarterly Transaction Reports	13
	6.6.	Annual Written Reports to the Board	14
7.		Recordkeeping Requirements	14
8.		Form ADV Disclosure	14
9.		Acknowledgment of Receipt	14
Exhibit 1: Personal Securities Trading Request & Authorization			16
Exhibit 2: Employee Initial/Annual Certification			17
Exhibit 3: Personal Securities Accounts Report			18
Exhibit 4: Employee Disciplinary Action Certification			19

1.	General Provisions
This Code of Ethics (the “Code”) has been adopted by Wavelength Capital Management, LLC (“Wavelength”), a Delaware limited liability company, in accordance with Rule 17j under the investment Company Act of 1940(the “Act”) and Rule 204A- 1 of the Investment Advisers Act of 1940 (the “Advisers Act”). This Code establishes rules of conduct for all affiliated persons of Wavelength and is designed to, among other things, govern personal securities trading activities in the accounts of affiliated persons. The Code is based upon the principle that Wavelength and its affiliated persons owe a fiduciary duty to their Clients to conduct their affairs, including their personal securities transactions, in such a manner as to:

▪	place the interests of Wavelength’s Clients first and foremost ahead of their own personal interests,
▪
ensure that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility,

▪	Avoid taking any inappropriate advantage of their positions.

This Code is designed so that high ethical standards be applied and maintained by Wavelength and its affiliated persons. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. Strict compliance with the provisions of this Code is expected of all affiliated persons of Wavelength. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee. Building a reputation for fair and honest dealing with our Clients and the investment community in general is very important and takes the cooperative effort of all employees.

Employees are urged to seek the advice of the CCO for any questions as to how this Code applies to their individual circumstances. The CCO may delegate any of their responsibilities or duties described in this Code by designating the individual assigned to the task in the Designation of Responsibilities exhibit in Wavelength’s Policies and Procedures Manual. The CCO may also, under circumstances that are considered appropriate or after consultation with the Managing Member of Wavelength, grant exceptions to the provisions contained in this Code only when it is clear that the interests of Wavelength’s Clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.

2.	Covered Persons
Covered persons are all affiliated persons of Wavelength as defined below under Supervised Persons, Access Persons, and (where applicable) Family Members.

2.1.	Supervised Persons

Supervised persons include:

▪	Directors, officers, and partners of Wavelength (or other persons occupying a similar status or performing similar functions);
▪	Employees of Wavelength;
▪	Any other person who provides advice on behalf of Wavelength and is subject to Wavelength’s supervision and control;
▪	Temporary workers;
▪	Consultants;
▪	Independent contractors; and
▪	Access persons.

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2.2.	Access Persons

Access persons include any supervised persons who:

▪	Have access to non-public information regarding any Client’s purchase or sale of securities;
▪	Have access to non-public information regarding the portfolio holdings of any Client;
▪	Are involved in making securities recommendations to any Client, or have access to such recommendations that are non-public; or
▪	Are Wavelength’s directors, officers and partners.

2.3.	Family Members

For purposes of personal securities reporting and political contributions requirements, Wavelength considers the supervised or access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the supervised or access person’s household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.	Business Conduct Standards

3.1.	Compliance with Laws and Regulations

All covered persons must comply with all applicable state and Federal securities laws including, but not limited to, the Advisers Act, the Act, Regulation S-P and the Patriot Act, as it pertains to Anti-Money Laundering. Rule 17j-1 under the Act and Section 206 of the Advisers Act generally proscribe fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment advisers. In particular, it is unlawful for any affiliated person of Wavelength in connection with the purchase or sale, directly or indirectly, to:

▪	defraud a Client in any manner;
▪	mislead a Client, including by making a statement that omits material facts;
▪	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client;
▪	engage in any manipulative practice with respect to a Client; or
▪	engage in any manipulative practice with respect to securities, including price manipulation.

3.2.	Confidentiality of Client Information

In the course of investment advisory activities of Wavelength, the firm obtains and has access to personal and nonpublic information about its Clients. Such information may include a person’s status as a Client, personal financial, and account information, the allocation of assets in a Client portfolio, the composition of investments in any Client portfolio, information relating to services performed for ar transactions entered into on behalf of Clients, advice provided by Wavelength to Clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Wavelength’s current or former Clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

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3.3.	Conflicts of Interest

Wavelength, as a fiduciary, has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by avoiding conflicts of interest and if they occur, by fully disclosing all material facts concerning any conflict that may arise with respect to any Client.

Conflicts among Client Interests

Conflicts of interest may arise where Wavelength or its covered persons have reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which covered persons have made material personal investments, accounts of close friends or relatives of covered persons). Wavelength specifically prohibits inappropriate favoritism of one Client over another Client.

Competing with Client Trades

Wavelength prohibits covered persons from using knowledge about pending or currently considered securities transactions for Clients in order to profit personally, directly or indirectly, as a result. In order to avoid any potential conflict of interest between Wavelength and its Clients, securities transactions for the accounts of covered persons in the same security as that purchased or sold for advisory accounts should be entered only after the expiration of a black-out period, explained more fully below.

No Transactions with Clients

Wavelength specifically prohibits covered persons from knowingly selling to or purchasing from a Client any security or other property, except securities that may be issued by the Client.

Disclosure of Personal Interest

Wavelength prohibits covered persons from recommending, implementing or considering any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the Managing Member or, with respect to the Managing Member’s interests, the CCO). If this designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Office Sharing

When Wavelength shares office space with other entities it will maintain strict measures to prevent the disclosure of personal financial information about any of its Clients. Wavelength will maintain physical, electronic, and procedural safeguards that comply with federal standards to guard each Client’s personal financial information.

Such safeguards include, among other things, not sharing business telephone services, electronic systems or physical storage facilities; and, restricting information contained in any Client documentation supporting the written agreement to each Client’s personal account manager, the manager’s supervisor, and Wavelength’s Chief Compliance Officer or such other persons as the Chief Compliance Officer deems as needing to know the information.

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A hard copy of Clients’ personal financial information is maintained during and after normal business hours in Wavelength’s locked file cabinets or in a locked file room. Electronic access to Clients’ personal financial information is restricted to the Clients’ investment personnel handling the account and are kept password secured.

Referrals/Brokerage

Wavelength requires covered persons to act in the best interests of Wavelength’s Clients regarding execution and other costs paid by Clients for brokerage services. Covered persons are reminded to strictly adhere to Wavelength’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) as outlined in Wavelength’s Policy and Procedures Manual.

Vendors and Suppliers

Wavelength requires covered persons to disclose any personal investments or other interests in vendors or suppliers with whom the covered person negotiates or makes decisions on behalf of Wavelength.

Wavelength specifically prohibits covered persons with interests as noted above from negotiating or making decisions regarding Wavelength’s business with such companies.

3.4.	Rumor Policy

All covered persons are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company's or any other company's securities, (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the false spreading of any rumors, or any other form of illegal market manipulation, via any media, including, but not limited to e-mail, instant messages, blogs or chat rooms. Any covered person who is found to have engaged in such conduct shall be subject to disciplinary action which may include termination.

3.5.	Outside Business Interests – Change in Employment

A covered person who seeks or is offered a position as an officer, trustee, director, or is considering employment in any other capacity in an outside enterprise, is expected to discuss such anticipated plans with the CCO or their designee prior to accepting such a position. Information submitted to the CCO is considered confidential and will not be discussed with the covered person’s prospective employer without the covered person’s permission.

Wavelength does not wish to limit any covered person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest or interruption in services to our Clients. Wavelength must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a covered person.

3.6.	Gifts and Entertainment

Covered persons of Wavelength should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or entity. Additionally covered persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making of a Client or vendor in their service of Wavelength’s needs.

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Accepting Gifts

Accepting extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of Wavelength. Written disclosure of such gift must be promptly reported to the CCO.

Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $250 in any calendar year), are required to be disclosed upon receipt to the CCO. Customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted, see Entertainment below for additional guidance.

Solicitation of Gifts

Wavelength’s covered persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts

Wavelength’s covered persons may not give any gift with a value in excess of $250 per calendar year to a Client or person who regularly does business with, regulates, advises or renders professional service to Wavelength.
Written disclosure of such gift must be promptly reported to the CCO or their designee.

Entertainment

No covered person may provide or accept extravagant or excessive entertainment to or from a Client, prospective Client, or any person or entity that does or seeks to do business with or on behalf of Wavelength. Covered persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

3.7.	Political Contributions (“Pay to Play”)

Rule 206(4)-5 is designed to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., “pay-to-play” practices). The pay-to-play rule accomplishes this by:

•
Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years if covered employees of the firm make political contributions to certain officials of that government entity in excess of certain de minimis levels;

•	Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees;
•	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and
•
Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.

All covered persons of Wavelength must receive prior written approval from the CCO or their designee for any political contribution or contribution to a political action committee (“PAC”).

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3.8.	Reporting of Violations

All covered persons of Wavelength must promptly (upon discovery of violation) report violations of this Code to the CCO. If the CCO is unavailable, the violation must then be reported to Wavelength’s Managing Member. The Managing Member will determine if any sanctions may be appropriate and imposed which may include reprimands, censures, fines, disgorgement, or suspensions. Employees of Wavelength should understand that a material breach of the provisions of this Code will constitute grounds for disciplinary action and/or immediate termination of employment with Wavelength.

3.9.	Whistleblower Policy

The Dodd-Frank Act (the “Act”) contains provisions that protect whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides that the U.S. Securities and Exchange Commission (“SEC”) shall pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. The award amount is required to be between 10 percent and 30 percent of the total monetary sanctions collected in the Commission’s action or any related action such as in a criminal case.

The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act. Further information is provided in Wavelength’s Policy and Procedures Manual.

In accordance with the Act, Wavelength Capital Management, LLC has adopted the following procedures for handling the whistleblower reporting requirements:

•
All employees shall report evidence of: (i) a material violation of any federal or state securities laws; (ii) material breach of fiduciary duty arising under any federal or state laws; or (iii) a similar material violation of any federal or state law by the Adviser or any of its officers, directors, employees or agents (“Reports”) to the CCO, who shall report the matter to the Adviser’s Managing Member. The Managing Member shall retain this information in confidence.

•	Upon receipt of any such Reports, the Managing Member and CCO shall inform the Adviser’s legal counsel of the Report and determine whether an investigation is necessary.
•	If it is determined that an investigation is necessary after considering the Report, the CCO shall:
o	Initiate an investigation, which may be conducted by the chief legal officer, the CCO, or outside legal counsel (unless that person was involved in the allegations contained in the Report);
o	Retain such additional experts as the CCO deems necessary.
•	At the conclusion of any such investigation, the CCO shall:
o	Recommend that the Adviser implement an appropriate response to the findings of a material violation;
o	Inform the Managing Member of the results of the investigation and the appropriate remedial measures to be adopted; and
o	Inform the whistleblower of the findings of the investigation as well as any remedial actions recommended, if any, to ensure that the activities are corrected.
•
The Managing Member shall monitor the status of the whistleblower to ensure that he or she is not retaliated against due to his or her reporting of the improper activities. The CCO is responsible for communicating to all of the whistleblowers superiors that they are prohibited in any way from retaliating against the whistleblower for bringing the activities in question to their attention.

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The Managing Member shall take all other actions that it deems appropriate in the event that the Adviser fails in any material respect to implement an appropriate response that has been recommended.

4.	Insider Trading

Inside information is presently defined as information that has not been disseminated to the general public through the traditional communications channels; is known by the recipient (tippee) to be non-public; or has been improperly obtained. In addition, the information is material and important enough that a reasonably prudent person might base their decision to invest or not invest on the information. If a Wavelength Capital Management, LLC supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties, and result in disciplinary action and potentially termination of employment with Wavelength..

The following procedures have been established to assist Wavelength Capital Management, LLC’s employees to avoid violations of the insider trading provisions of the Advisers Act. Every employee must follow these procedures or risk being subject to termination. If an employee has any questions about these procedures, he/she should bring them to the CCO promptly.

Identification of Insider Information

All employees of Wavelength Capital Management, LLC must ask the following questions when presented with a potential conflict of this type:

•
Is the information material? Would an investor consider this information important in making an investment decision? Would disclosure of this information substantially affect the market price of the security?

•
Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

If, after considering the above, an employee believes that the information may be material and non-public, he/she should:

•	Report the matter promptly to the CCO, disclosing all information which the employee believes may be relevant on the issue of whether the information is material and non-public.
•
Do not purchase or sell any security impacted by the information. This prohibition applies to the employee’s personal securities account(s), any account(s) in which he/she may have a beneficial interest, and any client account managed by Longwave Advisor, LLC.

•	Do not communicate the information to anyone outside the firm or within the firm, other than Wavelength Capital Management, LLC’s CCO.

After reviewing the information, the CCO will determine whether the information is material and non-public, and will advise the employee accordingly of the appropriate course of action.

Prevention of Insider Trading

•	Every new employee of Wavelength Capital Management, LLC will be provided with a copy of these procedures regarding insider trading, which they will be asked to acknowledge receiving.
•	The CCO will enforce the appropriate Personal Securities Trading Restrictions provided in the Code of Ethics.

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•
The CCO, on a regular basis, conduct training to familiarize employees with Wavelength Capital Management, LLC’s insider trading procedures. Documentation of this training will be maintained, including a list of all attendees.

•
The CCO will resolve issues of whether information received by an employee of Wavelength Capital Management, LLC is material and non-public. The CCO will prepare and maintain a memo detailing the type of information received and the determination of its materiality.

•
If it has been determined that an employee of Wavelength Capital Management, LLC has received material non-public information, the CCO will (i) implement measures to prevent dissemination of such information, (ii) place such security on Wavelength Capital Management, LLC’s restricted trading list, and (iii) immediately advise all employees of the inclusion of the security on the restricted list. A copy of any restricted trading list will be maintained by the CCO or their designee.

Steps to Detect Insider Trading

•
The CCO will review all personal securities transactions by employees to ensure that these activities comply with the Personal Securities Trading Restrictions included in Wavelength Capital Management, LLC’s Code of Ethics.

•	The CCO will review excess trading activities in any client accounts managed by Wavelength Capital Management, LLC’s supervised persons.
•
The CCO will conduct an investigation when the CCO has reason to believe that any employee of Wavelength Capital Management, LLC has received and acted (traded) on inside information or has offered this information to other persons.

5.	Personal Securities Transactions

Personal securities transactions by covered persons are subject to the following trading restrictions:

5.1.	Pre-clearance

No covered person may purchase or sell any reportable security, as defined in Section 6.2, without pre-clearing this action through the CCO, subject to certain exceptions described below. This restriction includes initial public offerings and limited offerings (i.e., private placements). The CCO may reject any proposed trade by a covered person that is inappropriate in terms of the affirmative duty of a covered person of Wavelength to Wavelength’s Clients.

Requests for pre-clearance are made by completing a Personal Securities Trading Request & Authorization form (Exhibit 1) and forwarding it to the CCO. A final decision will be communicated to the covered person in a timely fashion. Only upon receipt of the written approval from the CCO can the covered person engage in the requested transaction. All approved transactions are in effect solely for the business day on which approval was requested. If a covered person decides not to execute the transaction on the day pre-clearance approval is given or the entire trade is not executed, a new request for pre-clearance must be made. Limit orders entered must be placed as a day order. In addition, covered persons may not simultaneously request pre-clearance to buy and sell the same security.

5.2.	Proprietary Mutual Funds

Pre-clearance procedures apply to the purchase and sales of proprietary mutual funds advised or sub-advised by or for Wavelength or Wavelength affiliates and held in personal, retirement or profit sharing accounts. Proprietary mutual funds that have established systematic investments do not require pre-clearance.

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5.3.	Additional Pre-clearance Exception

A covered person does not need to file a Personal Securities Trading Request & Authorization form with the CCO to purchase or sell any reportable security, as defined in Section 6.2, for an account(s) of the covered person that is managed on a full discretionary trading basis by a registered investment adviser. The covered person must not be allowed to trade in the account or hold unsupervised assets in same. This exception does not exempt the covered person from reporting requirements of Section 6 of the Code.

5.4.	Restrictions on Purchases and Sales: Black-out Periods

The following trade restrictions apply to all covered persons:

▪	No covered person may purchase or sell a security in their personal account(s) on the day the security is traded in a Client account.
▪
No covered person may purchase or sell a security in their personal account(s) if he or she knows that Wavelength is considering that security or a related security for purchase or sale in a client account.

▪
The black-out period for all ACCESS PERSONS EMPLOYED BY Wavelength will predate actions of Wavelength for seven (7) business days prior to the day the trade is initiated and one (1) business day subsequent to trade day.

5.5.	Short Term Trading

No covered person of Wavelength may purchase and subsequently sell (or sell and purchase) the same security within any 30-day period, unless such transaction is approved in advance by the CCO.

In the event any trading policies are wittingly violated, the covered person will be compelled to disgorge the security and make contribution of any gain they may receive to a charity of the CCO's choice. A copy of the charitable contribution transaction must be provided to the CCO, (either receipt from the charity in the member's name or a copy of a cancelled check). The chosen charity may not benefit the member personally in any way. This policy applies to all accounts within the covered person’s household or under their control.

Additionally, should covered person’s personal trading activities prevent them from honoring their responsibilities under this Code or their work commitments; they will be subject to disciplinary action and/or immediate termination of employment with Wavelength.

6.	Reporting Requirements

6.1.	Scope

All covered persons of Wavelength are required to provide account statements and transaction confirmations (if attainable) for any personal trading accounts under their control. These statements and confirmations are required to be submitted to Wavelength directly from the custodian of the respective account. This requirement applies to all accounts a covered person might reasonably have control over, for all members of their household, as well as any other account from which they receive an economic benefit, including the 401(k) and the Profit Sharing Plans.

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If a covered person believes that they should be exempt from the reporting requirements above they should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason(s) they should be exempt from reporting requirements under this Code.

In the event a personal investment account does not produce a periodic statement because of account inactivity, Wavelength will accept a statement to that effect from the supervised person. This attestation is required by the CCO on a quarterly basis if no statement is received for a disclosed account.

6.2.	Reportable Securities

Section 202(a)(18) of Wavelength’s Act defines the term “Security” as follows:

"Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all of the securities described above except:

▪	Open-ended mutual funds, except proprietary mutual funds advised or sub-advised by or for Wavelength;
▪	Direct obligations of the United States;
▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
▪	Shares issued by money market funds;
▪
Shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

▪	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Exchange Traded Products, (ETPs) including exchange traded notes, (ETNs), exchange traded funds, (ETFs), closed end funds and exchange traded derivative contracts are considered reportable securities under the Code. If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

6.3. Reporting Exceptions

Covered persons are not required to submit:

▪	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

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▪	A transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and
▪
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Wavelength holds in its records so long as Wavelength receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.)

6.4. Initial and Annual Certifications

Code of Ethics

Upon employment and annually thereafter each covered person will affirm receipt of the Code and Wavelength’s Policies and Procedures Manual and acknowledge they have read, understand and will comply with policies described in both (Exhibit 2: Employee Initial/Annual Certification).

Personal Securities Accounts Report

Upon employment and annually thereafter, each covered person will be asked to complete a form (Exhibit 3) affirming the securities accounts that are being reported, as well as any new accounts which may have been omitted through oversight over the preceding year.

Disciplinary Action

Upon employment and annually thereafter each covered person will be asked to complete a form (Exhibit 4) affirming they have no disclosure issues to report and in the event of such an occurrence, will notify the CCO immediately.

6.5. Initial/ Annual Holdings and Quarterly Transaction Reports

Initial/Annual Report

All employees of Wavelength who during the course of their employment become an access person as defined in subsection 2 of this Code (this may be upon employment), must provide the CCO with an Initial/Annual Certification (Exhibit 2) no later than 10 days after the individual becomes a covered person. The holdings information provided in conjunction with this certification (Exhibit 3) must be current as of 45 days before the individual became a covered person.

Quarterly Report

Every covered person must submit a quarterly transaction report to the CCO, 30 days from quarter end. If quarterly statements are not available, a monthly statement for each respective month within the quarter is required within 30 days of month end. The quarterly transaction report requirement will be satisfied through receipt by the CCO of quarterly or, if applicable, monthly statements received directly from the custodian.

The CCO will review each statement for any evidence of improper holding, trading activities, or conflicts of interest by the covered person. The Managing Member will review the CCO’s reports.

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6.6. Annual Written Reports to the Board

At least annually, the CCO will provide a written report to the Board of Directors of each fund for which Wavelength acts as an investment adviser as follows:

▪
Issues Arising Under the Code. The report must describe any issue(s) that arose during the previous year under this Code of Ethics, including any material or procedural violations, and any resulting sanction(s). The CCO may report to the Board more frequently if he or she deems it necessary or appropriate, and shall do so as requested by Wavelength’s Managing Member.

▪
Certification. Each report must be accompanied by a certification to the Board of Directors that Wavelength has adopted procedures reasonably robust enough to prevent their access persons from violating this Code.

7.	Recordkeeping Requirements

Wavelength will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place:

▪	A copy of each Code that has been in effect at any time during the past five years;
▪	A record of any violation of the Code and any action taken as a result of this violation for five years from the end of the fiscal year in which the violation occurred;
▪	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a covered person;
▪	Holdings and transactions reports made as required under the Code, including any brokerage confirmations and account statements made in lieu of these reports;
▪	A list of the names of persons who are currently, or within the past five years were, covered persons;
▪
A record of any decision and supporting reasons for approving the acquisition of securities by supervised or access persons in initial public offerings, or otherwise limited offerings, for a t least five years after the end of the fiscal year in which approval was granted;

▪	Any waiver from or exception to the Code for any covered person of Wavelength subject to the Code, and;
▪	A copy of each annual written report to the Board.

8.	Form ADV Disclosure

A description of the Code will be provided in Wavelength's Part 2A of Form ADV, Firm Brochure. This description in Wavelength's Part 2A of Form ADV, Firm Brochure, will include the following statement:

"Wavelength Capital Management, LLC will provide a copy of the Code to any Client or prospective Client upon request."

9.	Acknowledgment of Receipt

A copy of the Code and any amendments will be provided to each supervised and access person. Wavelength's covered persons must acknowledge, initially, annually and as the Code is amended, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

Code of Ethics	Page | 14

This Code is approved and promulgated effective July 25, 2016.

By:
Mark B. Landis

Its:	Chief Compliance Officer

Code of Ethics	Page | 15

Exhibit 1: Personal Securities Trading Request & Authorization

Wavelength Capital Management, LLC

Name	Date
I hereby request authorization to enter the following securities transaction:
Company Name		Ticker Symbol
Number of Shares		Type (Buy/Sell)
Price (Mkt/Lmt)		Other
Account Number		Acct Type
Broker Dealer		Bank

This transaction is for investment purposes and to the best of my knowledge will comply with the appropriate personal trading and insider trading provisions contained in Adviser’s Code of Ethics.

Signature	Date

The above transaction is approved based on information provided above and is in effect solely for the business day on which approval was granted. If the transaction does not execute or is partially executed, a new pre- clearance request will be required.

The above transaction is disapproved for the following reasons:

Signature of CCO or their designee	Date

Print Name

Exhibit 1: Personal Securities Trading Request and Authorization Form	Page | 16

Exhibit 2: Employee Initial/Annual Certification

Wavelength Capital Management, LLC

I certify the following information to be true to the best of my knowledge:

(Initial each certification.)

I have read, understand and agree to comply with Adviser's Code of Ethics dated November 1, 2016.

I hereby acknowledge receipt of Adviser's Policies and Procedures Manual dated November 1, 2016 and addendums, pending and applied.

I have read Wavelength Capital Management, LLC's Social Media and Blogging policy and procedures and understand the foregoing. I agree to abide by the restrictions on the use of social media by Wavelength Capital Management, LLC’s employees as set forth in this Policy and understand that a violation of this Policy by me may lead to disciplinary action, up to and including monetary penalties, and termination of employment.

I have read, understand and agree to comply with Wavelength Capital Management, LLC’s Insider Trading policies and procedures in Section 4 of the Code of Ethics. I understand that I must follow these procedures or risk being subject to termination, fines and prosecution.

I understand that as a supervised person of the Adviser, I must promptly (upon discovery of violation) report violations of compliance procedures to the CCO as the situation dictates. If the CCO is unavailable, the violation must then be reported to the Managing Member of Wavelength Capital Management, LLC.

Signature	Title

Print Name	Date

Exhibit 2: Employee Initial/Annual Certification Form	Page | 17

Exhibit 3: Personal Securities Accounts Report

Wavelength Capital Management, LLC
I.	Please check one selection:

I am defined as an Access Person by Wavelength Capital Management, LLC’s Code of Ethics and do have accounts in which I have direct or indirect beneficial interest or control. Please complete Item II, Item III and Item IV below.

I am defined as an Access Person by Wavelength Capital Management, LLC’s Code of Ethics and do not have any accounts in which I have direct or indirect beneficial interest or control. Please skip Item II and item III below. Please complete Item IV below.

II.	Brokerage Account Disclosure

List all brokerage accounts in which you have direct or indirect beneficial interest or control in the table below. (Include 401(k) Plans and Profit Sharing Plans.):

Account Number	Account Name	Custodian/Brokerage Name and Address

III.	Please select all that apply:

I have disclosed all brokerage accounts in which I have direct or indirect beneficial interest or control in the table above.

I hold reportable securities outside of the above-referenced accounts. Information as required by Rule 204A (b)(1)(i) is attached.

For any accounts disclosed above, I have provided the Chief Compliance Officer or designee with a duplicate statement which is current as of 45 days of my becoming an access person. (Check only if you are newly hired and this is your first attestation.)

For any accounts disclosed above, duplicate statements are sent directly to the Chief Compliance Officer or designee.

IV.	Access Person Information

I agree to promptly notify the CCO or designee if any such accounts are opened. I also agree to submit an initial holdings report to the CCO or designee within 10 days of such opening.

Signature	Title

Print Name	Date

Exhibit 3: Personal Securities Accounts Report Form	Page | 18

Exhibit 4: Employee Disciplinary Action Certification

Wavelength Capital Management, LLC

I certify the following information to be true to the best of my knowledge:

☐ Yes ☐ No    At any time in the last ten (10) years have you been convicted of a felony or misdemeanor involving the purchase or sale of any security or commodities or futures contract, the taking of a false oath, the making of a false report, bribery, perjury, burglary, theft larceny, embezzlement, extortion, forgery, fraudulent conversion counterfeiting, misappropriation, or conspiracy to commit any such offense, or arising out of your conduct as an underwriter, broker, dealer, investment adviser, bank, municipal securities dealer, government securities broker, government securities dealer transfer agent, fiduciary or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employee of an investment company, investment adviser, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act?

☐ Yes ☐ No   Have you been, by reason of any misconduct, permanently or temporarily enjoined by order, judgment, or decree of any court from acting as an investment adviser, underwriter, broker, dealer, municipal securities dealer, government securities broker, government securities dealer, bank, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an associated person or employee of any of the foregoing, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security or commodities or futures contract, or arising out of any securities or commodities investment advisory activities?

☐ Yes ☐ No    Have you ever been found by the SEC or the U.S. Commodities Futures Trading Commission (the “CFTC”) to have will fully made or caused to be made in any registration statement, application for registration or report required to be filed with the SEC or the CFTC under United States securities or commodities laws, or in any proceeding before the SEC or the CFTC with respect to registration, any statement which was at the time and in the light of the circumstances under which it was made false and misleading with respect to any material fact, or to have omitted to state in any such application or report any material fact which was required to be stated therein?

☐ Yes ☐ No   Have you ever been found by the SEC, CFTC, or any court to have willfully violated or to have aided, abetted, counseled, commanded, induced or procured the violation by any other person of the Securities Act, the Exchange Act, the Investment Advisers Act of 1940, the Investment Company Act of 1940, or the Commodity Exchange Act, or of any rule or regulation under any of such Acts, or the laws of any jurisdiction relating to securities or relating to the conduct of business as a broker, dealer, bank, municipal securities dealer, investment adviser, investment company, or any entity required to be registered under the Commodity Exchange Act?

☐ Yes ☐ No   Have you ever been found by any foreign financial regulatory authority to have (i) made or caused to be made any statement that was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or omitted to state a material fact required to be stated; or (ii) violated or aided, counseled, commanded, induced or procured the violation by another person of any foreign securities or commodities statute or regulation?

☐ Yes ☐ No Have you (i) been convicted by a foreign court of competent jurisdiction within ten (10) years of any felony or misdemeanor involving the purchase or sale of any security arising out of your conduct as a broker, dealer, investment adviser, or commodities or futures trader; or (ii) by reason of any misconduct, been enjoined by order, judgment, or decree of any court from acting as investment adviser, underwriter, broker, dealer, municipal securities dealer, government securities broker, government securities dealer, bank, transfer agent, or from engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security, or arising out of any securities investment advisory activities?

Signature	Title

Print Name	Date

Exhibit 4: Employee Disciplinary Action Certification Form	Page | 19